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EASTON SPORTS AND RIDDELL BELL
HOLDINGS TO COMBINE

Combination Creates Performance Sports Equipment Powerhouse

VAN NUYS, Calif. (February 7, 2006) – Easton Sports, Inc and Riddell Bell Holdings announced today an agreement to combine Easton Sports and Riddell Bell Holdings. The combined entity, to be named Easton-Bell Sports, Inc., will be a preeminent branded sports equipment company dedicated to enhancing athletic performance and protection with innovative equipment. The combined company will generate more than $600 million in annual revenue, hold leading market positions in baseball, softball, football, hockey, cycling, auto racing, and snow and motorcycle sports, and will maintain its state-of-the-art R&D efforts. Easton’s Chairman, Jim Easton, will be the Chairman of the Board of the combined company. The combination is expected to close during the first quarter of this year.

“Easton-Bell Sports will remain committed to energizing our brands through great products, strengthening all our current channels of distribution and customer relationships, and driving athletic performance through product innovation,” said Easton.

“Easton Sports has an 84-year tradition of leadership in technological equipment innovation,” said Easton. “This tradition includes many innovations in baseball, softball, hockey and cycling that have helped athletes perform to their best potential. The brands of Riddell Bell Holdings – Riddell, Bell and Giro – are all brands that are built on the same foundational values of innovation and quality that we have at Easton Sports. We will both strengthen our authentic brands and retain existing brand names on current products. It’s an ideal fit and provides exciting organic growth opportunities.”

“The combination of our two companies will create a best-in-class sporting goods company with leading market positions in several unique sports,” said Tony Palma, Easton Sports’ President and CEO. “We look forward to working with the Riddell Bell Holdings team to develop a cohesive company powered by innovation that will continue to provide new technologies in each sport in the sporting goods market.”

Bill Fry, the President and CEO of Riddell Bell Holdings, added, “This combination will create a powerful industry leader. We will gain valuable experience through combining Riddell Bell and Easton. The many complementary skills will create opportunities to excite our customers with game-changing new products.”

“The combined R&D efforts of both businesses will be unsurpassed in the sporting goods industry,” added Bill Sherman, President and CEO of Riddell.

About Easton Sports
Easton Sports is a developer, manufacturer, marketer and distributor of baseball, softball, hockey and cycling equipment for both sports professionals and enthusiasts. Easton Sports focuses on its ability to innovate and create products of unmatched quality and performance including the #1 bat in the College World Series®, Women’s College World Series®, Little League World Series®, and Slow-Pitch Softball, as well as the #1 stick in the National Hockey League. Headquartered in Van Nuys, Calif., Easton Sports employs over 1,200 people worldwide and maintains facilities in Utah, California, Mexico, Canada and Asia. Easton Sports is a subsidiary of Jas. D. Easton Inc. Other subsidiary companies of Jas. D. Easton, including Easton Technical Products and Hoyt, both based in Utah, are not impacted by this combination. For further information, please visit the company online at www.eastonsports.com.

About Riddell Bell
Riddell Bell is the leading designer, developer and marketer of head protection equipment and related accessories for numerous athletic and recreational activities. The company is the largest designer and marketer of helmets and accessories used in bicycling, action sports, snow sports and various motor sports and is the brand of choice for some of the most visible athletes in numerous sports including seven-time Tour de France winner Lance Armstrong, skateboarding sensation Tony Hawk, renowned Motocross Champion Jeremy McGrath and Indy Racing League Champion Dan Wheldon.

Riddell Sports designs, markets and reconditions helmets, uniforms and protective equipment used in football and other team sports. Riddell was founded in Chicago, Illinois in 1929 as a performance footwear company. Riddell has been the National Football League’s official supplier of helmets for 15 years and is the market leader in the institutional football category. Riddell’s sales team services schools with “best in class” equipment and reconditioning services.

Bell Sports was founded in 1954 in Bell, California, making helmets for auto racing and today is the market leader in cycling helmets and accessories while maintaining its heritage in motorcycle and auto racing helmets. Giro, acquired by Bell in 1996 and founded in 1985 in California, is a market leader in both high end cycling and snow helmets. Riddell Bell Holdings was formed in 2004 through the merger of Bell Sports Corporation and Riddell Sports Group. For further information, please visit the company online at www.riddellbellholdings.com

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